Exhibit 22.1
Guarantors and Issuers of Guaranteed Securities

Each of the following entities has fully and unconditionally guaranteed the 4.75% Senior Notes due 2021 and the 4.875% Senior Notes due 2022 issued by Graphic Packaging International, Inc. (predecessor to Graphic Packaging International, LLC):

Name of Guarantor	Role	Jurisdiction of Incorporation or Organization
Graphic Packaging Holding Company	Parent Guarantor	Delaware
Graphic Packaging Corporation*	Parent Guarantor	Delaware
Bluegrass Container Canada Holdings, LLC*	Subsidiary Guarantor	Delaware
Bluegrass Labels Company, LLC*	Subsidiary Guarantor	Delaware
Field Container Queretaro (USA), L.L.C.	Subsidiary Guarantor	Delaware
Handschy Holdings, LLC	Subsidiary Guarantor	Delaware
Handschy Industries, LLC	Subsidiary Guarantor	Delaware
Riverdale Industries, LLC	Subsidiary Guarantor	Delaware

Each of the following entities has fully and unconditionally guaranteed the 4.125% Senior Notes due 2024 issued by Graphic Packaging International, Inc. (predecessor to Graphic Packaging International, LLC):

Name of Guarantor Subsidiary	Role	Jurisdiction of Incorporation or Organization
Graphic Packaging Holding Company	Parent Guarantor	Delaware
Field Container Queretaro (USA), L.L.C.	Subsidiary Guarantor	Delaware
Handschy Holdings, LLC	Subsidiary Guarantor	Delaware
Handschy Industries, LLC	Subsidiary Guarantor	Delaware
Riverdale Industries, LLC	Subsidiary Guarantor	Delaware
GPI WG Acquisition Sub, LLC*	Subsidiary Guarantor	Delaware
Walter G. Anderson, Inc.*	Subsidiary Guarantor	Minnesota

*Each of these entities has been merged out of existence or sold as of 12/31/2020.